SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 26, 2007
SurModics, Inc.
(Exact name of Registrant as Specified in its Charter)
Minnesota
(State or Other Jurisdiction of Incorporation)

0-23837 (Commission File Number)	41-1356149 (IRS Employer Identification No.)
9924 West 74th Street
Eden Prairie, Minnesota 55344
(Address of Principal Executive Offices and Zip Code)
(952) 829-2700
(Registrant’s telephone number, including area code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.
Exclusive License and Research Collaboration Agreement
     On June 26, 2007, SurModics, Inc. (“SurModics”) entered into an Exclusive License and Research Collaboration Agreement (the “License Agreement”) with Merck & Co., Inc. (“Merck”) to research, develop and commercialize products incorporating SurModics’ I-vation™ platform technology for the treatment of ocular disorders. In particular, SurModics granted Merck worldwide, exclusive rights to research, develop and commercialize the I-vation™ TA (triamcinolone acetonide) product, and other products incorporating SurModics’ I-vation™ platform technology with certain drug compounds (the “Licensed Products”). Under the terms of the License Agreement, the parties agreed as follows:
•	Merck agreed to pay SurModics an up front licensing fee of $20 million;

•	Merck agreed to fund the research and development collaboration;

•	Merck agreed to pay SurModics up to $288 million in fees and development milestone payments associated with the successful product development and attainment of certain U.S. and EU regulatory approvals for Licensed Products; and

•	Merck agreed to pay SurModics royalties on net sales of Licensed Products.
     Merck is obligated to pay SurModics royalties on a product-by-product and country-by-country basis generally until the expiration of the patent rights licensed to Merck. The royalties payable by Merck are subject to reduction in certain events.
     The License Agreement may be terminated by either party based upon specified uncured breaches by the other party, or by Merck at anytime upon providing SurModics with advance notice of the termination.
     SurModics has retained and reserved all rights not explicitly granted to Merck under the License Agreement, including the right to research, develop or commercialize (or grant such rights to third parties) the I-vation platform technology with compounds other than the compounds explicitly granted to Merck under the License Agreement.
Supply Agreement
     On June 26, 2007, in connection with the execution of the License Agreement, SurModics and Merck entered into a Supply Agreement (the “Supply Agreement”). Under the terms of the Supply Agreement, Merck has agreed to utilize SurModics as the exclusive manufacturer of all clinical and commercial products developed pursuant to the License Agreement. All clinical products supplied under the Supply Agreement will be supplied at SurModics’ economic cost to manufacture such clinical products. All commercial products supplied under the Supply Agreement will be supplied at SurModics’ economic cost to manufacture such commercial products, plus a reasonable and customary profit.

     Merck may terminate its obligations to purchase product exclusively from SurModics at anytime upon providing SurModics with advance notice of its intention to establish an alternate supplier. In the event that Merck establishes such an alternate supplier (other than for certain specified reasons), Merck will be obligated to reimburse SurModics for its capital investment incurred in adding new or improving its existing facilities in order to fulfill its obligations under the Supply Agreement.
     The Supply Agreement may be terminated by either party based upon specified uncured breaches by the other party. Additionally, the Supply Agreement may be terminated by Merck at anytime upon providing SurModics with advance notice of the termination. SurModics may terminate the Supply Agreement anytime within a specified initial period after the effective date, or anytime thereafter upon providing Merck with advance notice of the termination.
     The foregoing descriptions of the License Agreement and the Supply Agreement do not purport to be complete and are qualified in their entirety by reference to the full text of each document. Copies of the Supply Agreement and the License Agreement, with the exception of certain information contained therein that may be excluded pursuant to a request for confidential treatment made to the Securities and Exchange Commission, will be filed as exhibits to SurModics’ Quarterly Report on Form 10-Q for the quarter ended June 30, 2007.
     SurModics’ press release announcing the License Agreement and the Supply Agreement is attached hereto as Exhibit 99.1 and is incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits.
     (d) Exhibits.
Exhibit 99.1 — Press Release dated June 27, 2007.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SURMODICS, INC.
By /s/ Philip D. Ankeny
Date: July 2, 2007	Name:	Philip D. Ankeny
	Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit
Number	Description
99.1	Press Release dated June 27, 2007.